As filed with the Securities and Exchange Commission on October 4, 2007

Registration No. 333-______

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CACI International Inc

(Exact name of registrant as specified in its charter)

Delaware	54-1345888
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1100 North Glebe Road

Arlington, Virginia 22201

(Address of Principal Executive Offices including Zip Code)

CACI $MART Plan

(Full Title of the Plan)

Arnold Morse

Senior Vice President, Chief Legal Officer and Secretary

CACI International Inc

1100 North Glebe Road

Arlington, Virginia 22201

(703) 841-7800

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

CALCULATION OF REGISTRATION FEE

Title Of Each Class Of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price(2)	Amount Of Registration Fee(2)
Common Stock, par value $0.10 per share	1,000,000 shares	$51.78	$51,780,000	$1,589.65

(1)	In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also relates to such indeterminate number of (i) additional shares of Common Stock of the Registrant as may be issuable as a result of stock splits, stock dividends or similar transactions and (ii) interests to be offered or sold pursuant to the employee benefits plans described herein.

(2)	Calculated pursuant to Rules 457(c) and (h)(1) under the Securities Act based on the average of the high and low sale prices of Common Stock of the Registrant as reported on the New York Stock Exchange on October 1, 2007.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is filed to register 1,000,000 shares of Common Stock, and an indeterminate amount of interests, that may be offered and sold to participants in the CACI $MART Plan. The shares are in addition to the 1,000,000 shares of Common Stock covered by a registration statement on Form S-8 filed on July 1, 2002 (Registration No. 333-91676), the contents of which are incorporated by reference herein pursuant to General Instruction E to Form S-8. The following information is provided to update and supplement the information contained in the Registrant’s Form S-8 filed on July 1, 2002.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Documents containing the information specified in Part I of this Form S-8 have been and/or will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act of 1933 (the “Securities Act”). In accordance with the instructions to Part I of Form S-8, such documents will not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. The Registrant shall maintain a file of such documents in accordance with the provisions of Rule 428. Upon request, the Registrant shall furnish to the Commission or its staff a copy or copies of all of the documents included in such file.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The following documents previously filed with the Commission by the Registrant are incorporated herein by reference to the extent such documents are filed, not furnished:

(a)	the Registrant’s annual report on Form 10-K for the fiscal year ended June 30, 2007, filed on August 29, 2007;

(b)	the Registrant’s current reports on Form 8-K, filed on July 3, 2007, August 15, 2007, September 24, 2007 and September 25, 2007;

(c)	the description of the Registrant’s Common Stock contained in the registration statement on Form 8-A/A, filed on March 21, 2003; and

(d)	the CACI $MART Plan’s annual report on Form 11-K for the fiscal year ended December 31, 2006, filed on June 28, 2007.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated herein by reference modifies or supersedes such earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 6.	Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law affords Delaware corporations the power to indemnify present and former directors and officers under certain conditions. Article EIGHTH of the Registrant’s Certificate of Incorporation provides that the Registrant may, to the full extent permitted by Section 145 of the Delaware General Corporation Law, indemnify all persons that it is permitted to indemnify under Section 145 of the Delaware General Corporation Law, as the same exists or may hereafter be amended. Section 9 of ARTICLE VI of the Registrant’s By-Laws provides that the Registrant shall indemnify and hold harmless to the fullest extent permissible under the Delaware General Corporation Law every person who was or is a party or is threatened to be made a party to or is involved in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that he or a person of whom he is the legal representative is or was a director or officer of the Registrant or is or was serving at the Registrant’s request as a director or officer of another corporation, against all expense, liability, and loss (including attorneys’ fees, judgments, fines, and, if approved by the Registrant’s board of directors, amounts paid or to be paid in settlement) reasonably incurred or suffered by him in connection with that action, suit, or proceeding. Section 9 of ARTICLE VI of the Registrant’s By-Laws also provides that the Registrant may pay expenses incurred by a director or officer in connection with the defense of any civil or criminal action, suit, or proceeding in advance of the disposition of the action, suit, or proceeding, upon a commitment by or on behalf of the director or officer to repay such amounts if it is ultimately determined that he is not entitled to be indemnified by the Registrant. The Registrant has entered into separate indemnification agreements with its directors and executive officers that provide these persons indemnification protection in the event the Registrant’s Certificate of Incorporation is subsequently amended.

Section 145 of the Delaware General Corporation Law also affords a Delaware corporation the power to obtain insurance on behalf of directors and officers against liabilities incurred by them in those capacities. The Registrant has procured a directors’ and officers’ liability and company reimbursement liability insurance policy that (a) insures directors and officers of the Registrant against losses (above a deductible amount) arising from certain claims made against them by reason of certain acts done or attempted by such directors or officers and (b) insures the Registrant against losses (above a deductible amount) arising from any such claims, but only if the Registrant is required or permitted to indemnify such directors or officers for such losses under statutory or common law or under provisions of its Certificate of Incorporation or By-Laws.

Item 8.	Exhibits

Exhibit #	Description
4.1	The Rights Agreement dated July 11, 2003 between CACI International Inc and American Stock Transfer & Trust Company (filed as Exhibit 4.1 of the Registrant’s current report on Form 8-K filed with the Commission on July 11, 2003 and incorporated herein by reference).

23.1	Consent of Ernst & Young LLP, independent registered public accounting firm, filed herewith.

24.1	Power of Attorney (contained on the signature page).

The undersigned Registrant has submitted the CACI $MART Plan and has submitted or will submit all amendments thereto to the Internal Revenue Service in a timely manner and has made or will make all changes required by the Internal Revenue Service in order to qualify the plan.

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that Paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Arlington, Virginia, on October 4, 2007.

CACI International Inc

By:	/s/ THOMAS A. MUTRYN
Thomas A. Mutryn
Executive Vice President, Chief Financial
Officer and Treasurer

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS that each individual whose signature appears below hereby constitutes and appoints Dr. J.P. London, Paul M. Cofoni, Thomas A. Mutryn, and Arnold D. Morse, and each or any of them, his or her true and lawful attorney-in-fact and agent with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing which he may deem necessary or advisable to be done in connection with this registration statement, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or any substitute or substitutes for him, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/S/ PAUL M. COFONI Paul M. Cofoni	President, Chief Executive Officer and Director (Principal Executive Officer)	October 4, 2007

/S/ THOMAS A. MUTRYN Thomas A. Mutryn	Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer)	October 4, 2007

/S/ CAROL P. HANNA Carol P. Hanna	Senior Vice President, Corporate Controller (Principal Accounting Officer)	October 4, 2007

/S/ DR. J. P. LONDON Dr. J. P. London	Executive Chairman and Chairman of the Board	October 4, 2007

/S/ HERBERT W. ANDERSON Herbert W. Anderson	Director	October 4, 2007

/S/ DAN R. BANNISTER Dan R. Bannister	Director	October 4, 2007

/S/ PETER A. DEROW Peter A. Derow	Director	October 4, 2007

/S/ GREGORY G. JOHNSON Gregory G. Johnson	Director	October 4, 2007

/S/ RICHARD L. LEATHERWOOD Richard L. Leatherwood	Director	October 4, 2007

/S/ BARBARA A. MCNAMARA Barbara A. McNamara	Director	October 4, 2007

/S/ DR. WARREN R. PHILLIPS Dr. Warren R. Phillips	Director	October 4, 2007

/S/ CHARLES P. REVOILE Charles P. Revoile	Director	October 4, 2007

/S/ GENERAL HENRY HUGH SHELTON General Henry Hugh Shelton	Director	October 4, 2007

EXHIBIT INDEX

Exhibit #	Description
4.1	The Rights Agreement dated July 11, 2003 between CACI International Inc and American Stock Transfer & Trust Company (filed as Exhibit 4.1 of the Registrant’s current report on Form 8-K filed with the Commission on July 11, 2003 and incorporated herein by reference).

23.1	Consent of Ernst & Young LLP, independent registered public accounting firm, filed herewith.

24.1	Power of Attorney (contained on the signature page).